Exhibit 99

Polar Air Cargo LLC

2000 Westchester Avenue, Purchase, New York FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Bonnie Rodney (Media) – (914) 701-8580	10577 • (914) 701-8400

POLAR AIR CARGO LLC REACHES AGREEMENT WITH U.S. DEPARTMENT OF JUSTICE REGARDING PAST PRICING
PRACTICES ON COMMERCIAL CARGO SERVICES TO AUSTRALIA

Purchase, N.Y., September 2, 2010 – Polar Air Cargo LLC (“Polar LLC”) today confirmed that it has reached an agreement with the U.S. Department of Justice (“DOJ”) Antitrust Division to resolve a previously disclosed investigation of alleged manipulation by cargo carriers of fuel surcharges and other rate components for air cargo services. The agreement is with Polar LLC, a wholly owned subsidiary of Atlas Air Worldwide Holdings, Inc. (“AAWW”), not to be confused with Polar Air Cargo Worldwide, Inc., AAWW’s majority owned operating subsidiary, which is not implicated. The amount of the fine is $17.4 million, payable in installments over five years. The agreement is related to shipments from the United States to Australia during the period from January 2000 to April 2003, covering conduct by former employees of Polar LLC.

William J. Flynn, President and Chief Executive Officer of AAWW, commented: “We are glad to put this matter behind us. It is important to note that it involves conduct that began in 2000, almost two years before Polar LLC was acquired by AAWW — with final DOT approval of such Polar LLC acquisition not being granted until late May 2002. The matter occurred before Polar LLC’s emergence from bankruptcy in July 2004 and relates to a period more than seven years ago. It is also important to note that none of Atlas Air, Inc., Polar Air Cargo Worldwide, or any of AAWW’s current board or senior management were involved in or are implicated in this investigation.”

Mr. Flynn continued: “We have cooperated fully with the DOJ throughout the investigation. Our board of directors and management take our obligation to abide by all applicable laws, including laws regarding competitive conduct, very seriously. We are continually reviewing our competition compliance rules and enhancing our training programs, which call for all of our staff to comply fully with such requirements at all times, since we are committed to the highest standards of ethics and corporate governance.”

The plea agreement executed by Polar LLC is not expected to adversely impact any of AAWW’s other operations, which are conducted principally by two operating subsidiaries, Atlas Air, Inc. and Polar Air Cargo Worldwide, Inc., or other related investigations or litigation. In the second quarter of 2010, AAWW recorded an expense for the full amount of the fine in anticipation of Polar LLC’s reaching an agreement with the DOJ and court approval.

The agreement is subject to approval and acceptance by the United States District Court for the District of Columbia.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Polar LLC’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Polar LLC that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Polar LLC assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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